Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Third Fiscal Quarter Ended December 31, 2020 and Announces Increase in Total Dividends to $0.52 per share for the Quarter Ended March 31, 2021
CSWC Reports Pre-Tax Net Investment Income of $0.52 Per Share
Dallas, Texas – February 1, 2021 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the third fiscal quarter ended December 31, 2020.
Third Quarter Fiscal Year 2021 Financial Highlights
•Total Investment Portfolio: $648.8 million
◦Credit Portfolio of $531.1 million:
▪91% 1st Lien Senior Secured Debt
▪$55.5 million in new committed credit investments
▪Weighted Average Yield on Debt Investments: 10.6%
▪One credit investment currently on non-accrual with a fair value of $0.7 million, representing 0.1% of the total investment portfolio
•No new credit investments placed on non-accrual during the quarter
◦Equity Portfolio of $54.0 million, excluding investment in I-45 Senior Loan Fund ("I-45 SLF")
▪$2.0 million in new committed equity co-investments
◦CSWC Investment in I-45 SLF of $63.6 million at fair value
▪I-45 SLF portfolio of $159.6 million
•Portfolio consists of 38 issuers: 94% 1st Lien Debt and 6% 2nd Lien Debt
▪$85.0 million of debt outstanding at I-45 SLF as of December 31, 2020
•I-45 SLF fund leverage of 1.07x debt to equity at fair value at quarter end
▪I-45 SLF paid a $1.7 million quarterly dividend to CSWC, an annualized yield of 10.6%
•Pre-Tax Net Investment Income: $10.0 million, or $0.52 per weighted average diluted share
•Dividends: Paid $0.41 per share Regular Dividend, $0.10 per share Supplemental Dividend
◦107% LTM Pre-Tax NII Regular Dividend Coverage
◦Total Dividends for the quarter ended December 31, 2020 of $0.51 per share
◦Undistributed Taxable Income at quarter end estimated at $1.09 per share
•Net Realized and Unrealized Appreciation on Investments: $7.1 million
◦$6.5 million of net appreciation related to the equity portfolio
◦$0.7 million of net appreciation related to the upper middle market debt portfolio, including I-45 SLF
◦$0.1 million net depreciation related to the lower middle market debt portfolio

•Realized Loss on Extinguishment of Debt: $0.3 million
◦Redeemed $20 million in aggregate principal amount of the 5.95% Notes due 2022 (the "December 2022 Notes")
•Balance Sheet:
◦Cash and Cash Equivalents: $43.7 million
◦Total Net Assets: $312.7 million
◦Net Asset Value (“NAV”) per Share: $15.74
In commenting on the Company’s results, Bowen Diehl, President and Chief Executive Officer, stated, “We finished calendar year 2020 strong as our portfolio continued to appreciate, recovering nicely from the effects of the pandemic, and our few non-accrual investments were resolved mostly with structures that allow us the opportunity to build back the value lost in those investments. Deal activity was strong for the quarter, and very strong considering the deal closings that extended into the first few weeks of January. In aggregate, we closed commitments of approximately $91 million, including $57.5 million in the December quarter and $33.5 million during January. Net Investment Income was a strong $0.52 per share for the quarter, allowing us to increase our regular dividend for the March quarter to $0.42 per share. On the capitalization front, we completed a $75 million institutionally placed 4.5% unsecured note offering due 2026, and sold $21 million of equity through our equity ATM program, providing us capital to redeem the remainder of our 5.95% unsecured bonds due 2022, and pay down our credit facility, providing additional investment capital to fund originations. Our team has done a phenomenal job this year managing our business for our shareholders.”

Third Quarter Fiscal Year Investment Activities
During the quarter ended December 31, 2020, the Company originated investments in three new portfolio companies and three follow-on investments in existing portfolio companies, totaling $57.5 million in capital commitments. New portfolio company investment transactions that occurred during the quarter ended December 31, 2020 are summarized as follows:
Acceleration Partners, LLC, $8.8 million 1st Lien Senior Secured Debt, $3.2 million Delayed Draw Term Loan, $1.0 million Common and Preferred Equity: Acceleration Partners, LLC is an affiliate marketing services agency that works with its clients to establish, grow and scale their affiliate and performance-based partner marketing programs to drive tangible results through program development and execution.
Broad Sky Networks LLC, $15.0 million 1st Lien Senior Secured Debt, $2.5 million Revolving Loan, $1.0 million Preferred Equity: Broad Sky Networks, LLC is a provider of commercial grade wireless internet solutions.
Klein Hersh, LLC, $15.0 million 1st Lien Senior Secured Debt, $0.9 million Revolving Loan: Klein Hersh, LLC is an executive search and consulting firm focused exclusively on the healthcare and life sciences industries.
During the quarter ended December 31, 2020, the Company received full prepayment on one upper middle market investment totaling $10.5 million and one lower middle market investment totaling $8.0 million. The Company also received proceeds on the sale of one lower middle market equity investment totaling $9.5 million.
Coastal Television Broadcasting LLC: Proceeds of $8.0 million, generating an IRR of 21.3%.
iEnergizer Limited: Proceeds of $10.5 million, generating an IRR of 9.8%.
Tinuiti Inc.: Proceeds of $9.5 million, generating IRR of 73.2%.

Subsequent to Quarter-End Origination Activity
Subsequent to quarter ended December 31, 2020, the Company originated investments in two new portfolio companies, totaling $33.5 million in capital commitments. These new investment transactions that occurred subsequent to quarter end are summarized as follows:
$15.5 million 1st Lien Senior Secured Debt, $2.0 million Equity: An investment in an authorized specialty distributor of electronic components to customers across the United States and internationally.

$16.0 million 1st Lien Senior Secured Debt: An investment in a specialized buyer and seller of closeout goods and value priced, proprietary branded products.

Third Fiscal Quarter 2021 Operating Results
For the quarter ended December 31, 2020, Capital Southwest reported total investment income of $19.0 million, compared to $16.7 million in the prior quarter. The increase in investment income was primarily attributable to an increase in average debt investments outstanding, an increase in weighted average yield on debt investments, an increase in dividend income due to a dividend received from an equity investment and an increase in non-recurring prepayment fees received from portfolio companies during the quarter.
For the quarter ended December 31, 2020, total operating expenses (excluding interest expense) were $4.5 million, compared to $4.2 million in the prior quarter. The increase in expenses was primarily attributable to an increase to our annual bonus accrual based on improvement in our overall company performance.
For the quarter ended December 31, 2020, interest expense was $4.5 million as compared to $4.4 million in the prior quarter. The increase was primarily due to the issuance of additional 5.375% Notes due 2024 in August 2020, as well as an increase in the average borrowings on the Credit Facility.
For the quarter ended December 31, 2020, total pre-tax net investment income was $10.0 million, compared to $8.1 million in the prior quarter.
For the quarter ended December 31, 2020, Capital Southwest had tax expense of $1.5 million as compared to a tax benefit of $0.2 million in the previous quarter. The increase was primarily due to the write-off of the deferred tax asset at Capital Southwest Management Corporation, a wholly owned subsidiary of CSWC ("CSMC"). Effective December 31, 2020, CSMC merged with and into CSWC, which is not subject to corporate federal income taxes. As such, the deferred tax asset of approximately $1.4 million was written off.
During the quarter ended December 31, 2020, Capital Southwest recorded total net realized and unrealized gains on investments of $7.1 million, compared to $8.4 million in the prior quarter. For the quarter ended December 31, 2020, this included total net realized losses on investments of $0.1 million and net unrealized appreciation on investments of $7.2 million. The net increase in net assets resulting from operations was $15.4 million for the quarter, compared to $16.4 million in the prior quarter.
The Company’s NAV at December 31, 2020 was $15.74 per share, as compared to $15.36 at September 30, 2020. The increase in NAV per share from the prior quarter is primarily due to net unrealized appreciation on the investment portfolio.

Liquidity and Capital Resources
At December 31, 2020, Capital Southwest had approximately $43.7 million in unrestricted cash and money market balances, $150.0 million of total debt outstanding on the Credit Facility, $36.7 million, net of unamortized debt issuance costs, of the December 2022 Notes outstanding, $122.8 million, net of unamortized debt issuance costs, of the October 2024 Notes (as defined below) outstanding and $73.4 million, net of unamortized debt issuance costs, of the January 2026 Notes (as defined below) outstanding. As of December 31, 2020, Capital Southwest had $186.9 million in available borrowings under the Credit Facility. The debt to equity ratio at the end of the quarter was 1.22 to 1.
In September 2019, the Company issued $65.0 million in aggregate principal amount of 5.375% Notes due 2024 (the “Existing October 2024 Notes”). On October 8, 2019, the Company issued an additional $10.0 million in aggregate principal amount of the October 2024 Notes (the "Additional October 2024 Notes" together with the Existing October 2024 Notes, the "October 2024 Notes"). In August 2020, the Company issued an additional $50.0 million in aggregate principal amount of the October 2024 Notes (the "New Notes" together with the Existing October 2024 Notes and the Additional October 2024 Notes, the "October 2024 Notes"). The total net proceeds from the offering of the October 2024 Notes was $122.5 million, before offering expenses payable by us. The October 2024 Notes mature on October 1, 2024 and may be redeemed in whole or in part at any time prior to July 1, 2024, at par plus a “make-whole” premium, and thereafter at par. The October 2024 Notes bear interest at a rate of 5.375% per year, payable semi-annually on April 1 and October 1 of each year, beginning on April 1, 2020.
On December 10, 2020 (the "Redemption Date"), the Company redeemed $20 million in aggregate principal amount of the December 2022 Notes. The December 2022 Notes were redeemed at 100% of their principal amount, plus the accrued and unpaid interest thereon, through, but excluding the Redemption Date. Accordingly, during the three months ended December 31, 2020, the Company recognized realized losses on the extinguishment of debt of $0.3 million, equal to the write-off of the related unamortized debt issuance costs during the quarter ended December 31, 2020.
In December 2020, the Company issued $75.0 million in aggregate principal amount of 4.50% Notes due 2026 (the "January 2026 Notes"). The total net proceeds from the offering of the January 2026 Notes was $73.5 million, before offering expenses payable by us. The January 2026 Notes mature on January 31, 2026 and may be redeemed in whole or in part at any time prior to October 31, 2025, at par plus a "make-whole" premium, and thereafter at par. The January 2026 Notes bear interest at a rate of 4.50% per year, payable semi-annually on January 31 and July 31 of each year, beginning on July 31, 2021.
In December 2018, the Company entered into the Amended and Restated Senior Secured Revolving Credit Agreement (the "Amended and Restated Agreement"), and a related Amended and Restated Guarantee, Pledge and Security Agreement, to amend and restate its Senior Secured Revolving Credit Facility (the "Credit Facility"). On May 23, 2019, the Company entered into an Incremental Assumption Agreement, which increased the total commitments under the Credit Facility by $25 million. The increase was executed under the accordion feature of the Credit Facility and increased total commitments from $270 million to $295 million. On March 19, 2020, CSWC entered into an Incremental Assumption Agreement, which increased the total commitments under the accordion feature of the Credit Facility by $30 million, increasing total commitments from $295 million to $325 million. On December 10, 2020, CSWC entered into Amendment No. 1 to the Credit Agreement, which expanded the accordion feature from $350 million to $400 million. In addition, on December 10, 2020, the Company entered into an Incremental Commitment Agreement that increased the total commitments under the Credit Agreement from $325 million to $340 million.
On March 4, 2019, the Company entered into separate equity distribution agreements with certain sales agents through which it may offer and sell, from time to time, shares of its common stock having an aggregate offering price of up to $50,000,000 (the "Equity ATM Program"). On February 4, 2020, the Company (i) increased the maximum amount of shares of its common stock to be sold through the Equity ATM Program to $100,000,000 from $50,000,000 and (ii) added two additional sales agents to the Equity ATM Program.
During the quarter ended December 31, 2020, the Company sold 1,264,776 shares of its common stock under the Equity ATM Program at a weighted-average price of $16.64 per share, raising $21.1 million of gross proceeds. Net proceeds were $20.6 million after commissions to the sales agents on shares sold. Cumulative to date, the Company has sold 3,168,153 shares of its common stock under the Equity ATM Program at a weighted-average price of $18.85, raising $59.7 million of gross proceeds. Net proceeds were $58.5 million after commissions to the sales agents on shares sold. As of December 31, 2020, the Company has $40.3 million available under the Equity ATM Program.
Additionally, I-45 SLF has total commitments outstanding of $150 million from a group of four bank lenders in its Deutsche Bank led credit facility, which is scheduled to mature in November 2024. As of December 31, 2020, I-45 SLF had $85 million in borrowings outstanding under its credit facility.

Share Repurchase Program
On January 25, 2016, Capital Southwest announced that its Board of Directors authorized the repurchase of up to $10.0 million of its common stock at prices below the Company’s net asset value per share as reported in its most recent financial statements. The Board authorized the share repurchase program because it believes that the Company’s common stock may be undervalued from time to time due to market volatility.
On March 26, 2020, the aggregate amount of the Company’s common stock purchased (inclusive of commission fees) pursuant to the share repurchase agreement met the threshold set forth in the share repurchase agreement and, as a result, the Company ceased purchasing common stock under the share repurchase program on such date. Cumulative to date, the Company has repurchased a total of 840,543 shares at an average price of $11.85 per share, including commissions paid. Accordingly, during the quarter ended December 31, 2020, the Company did not repurchase any shares of the Company's common stock under the share repurchase program.

Declared Dividend of $0.52 Per Share for Quarter Ended March 31, 2021

On January 20, 2021, the Board declared total dividends of $0.52 per share for the quarter ended March 31, 2021, comprised of a Regular Dividend of $0.42 per share and a Supplemental Dividend of $0.10 per share.

The Company's dividend will be payable as follows:

March 31, 2021 Dividend

Amount Per Share: $0.52
Ex-Dividend Date: March 12, 2021
Record Date: March 15, 2021
Payment Date: March 31, 2021
When declaring dividends, the Board reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.

Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, American Stock Transfer and Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted into the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest common stock.

Third Quarter 2021 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Tuesday, February 2, 2021, at 11:00 a.m. Eastern Time to discuss the third quarter 2021 financial results. You may access the call by dialing (866) 502-8274 and using the Conference ID 4729457 at least 10 minutes before the call. The call can also be accessed using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/mmc/p/d5kg4tq9.
A telephonic replay will be available through February 9, 2021 by dialing (855) 859-2056 and using the Conference ID 4729457. An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest Form 10-Q for the period ended December 31, 2020 to be filed with the Securities and Exchange Commission and Capital Southwest’s Third Fiscal Quarter 2021 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $313 million in net assets as of December 31, 2020. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $25 million investments across the capital structure, including first lien, unitranche, second lien, subordinated debt and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to: changes in the markets in which Capital Southwest invests; changes in the financial, capital, and lending markets; regulatory changes; tax treatment and general economic and business conditions; and uncertainties associated with the impact from the COVID-19 pandemic, including its impact on the global and U.S. capital markets and the global and U.S. economy, the length and duration of the COVID-19 outbreak in the United States as well as worldwide and the magnitude of the economic impact of that outbreak; the effect of the COVID-19 pandemic on our business prospects and the operational and financial performance of our portfolio companies, including our ability and their ability to achieve their respective objectives, and the effects of the disruptions caused by the COVID-19 pandemic on our ability to continue to effectively manage our business.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2020 and subsequent filings, including the "Risk Factors" sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:

Michael S. Sarner, Chief Financial Officer
214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	December 31,	March 31,
	2020	2020
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $496,654 and $436,463, respectively)	$497,326	$421,280
Affiliate investments (Cost: $90,954 and $94,724, respectively)	87,812	92,032
Control investments (Cost: $80,800 and $68,000, respectively)	63,635	39,760
Total investments (Cost: $668,408 and $599,187, respectively)	648,773	553,072
Cash and cash equivalents	43,724	13,744
Receivables:
Dividends and interest	10,746	10,389
Escrow	1,150	1,643
Other	42	51
Income tax receivable	585	147
Deferred tax asset	—	1,402
Debt issuance costs (net of accumulated amortization of $3,359 and $2,720, respectively)	2,453	2,980
Other assets	1,361	1,531
Total assets	$708,834	$584,959

Liabilities
December 2022 Notes (Par value: $37,136 and $77,136, respectively)	$36,689	$75,812
October 2024 Notes (Par value: $125,000 and $75,000, respectively)	122,775	73,484
January 2026 Notes (Par value: $75,000 and $0, respectively)	73,410	—
Credit facility	150,000	154,000
Other liabilities	6,783	4,883
Accrued restoration plan liability	2,975	3,082
Income tax payable	844	513
Deferred tax liability	2,708	963
Total liabilities	396,184	312,737

Commitments and contingencies (Note 10)

Net Assets
Common stock, $0.25 par value: authorized, 40,000,000 shares; issued, 22,207,360 shares at December 31, 2020 and 20,337,610 shares at March 31, 2020	5,552	5,085
Additional paid-in capital	337,822	310,846
Total distributable earnings (loss)	(6,787)	(19,772)
Treasury stock - at cost, 2,339,512 shares	(23,937)	(23,937)
Total net assets	312,650	272,222
Total liabilities and net assets	$708,834	$584,959
Net asset value per share (19,867,848 shares outstanding at December 31, 2020 and 17,998,098 shares outstanding at March 31, 2020)	$15.74	$15.13

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Investment income:
Interest income:
Non-control/Non-affiliate investments	$12,286	$9,526	$34,234	$27,793
Affiliate investments	2,401	2,159	6,980	6,210
Control investments	—	—	—	265
Dividend income:
Non-control/Non-affiliate investments	1,235	(15)	1,589	140
Affiliate investments	—	122	—	141
Control investments	1,681	2,581	5,144	10,013
Interest income from cash and cash equivalents	1	21	8	49
Fees and other income	1,436	1,590	2,934	2,390
Total investment income	19,040	15,984	50,889	47,001
Operating expenses:
Compensation	2,444	2,034	6,125	5,763
Share-based compensation	771	690	2,236	2,212
Interest	4,528	4,142	13,253	11,664
Professional fees	538	479	1,691	1,567
Net pension expense	33	36	99	107
General and administrative	754	728	2,240	2,748
Total operating expenses	9,068	8,109	25,644	24,061
Income before taxes	9,972	7,875	25,245	22,940
Income tax (benefit) expense	1,455	761	1,590	1,651
Net investment income	$8,517	$7,114	$23,655	$21,289
Realized (loss) gain
Non-control/Non-affiliate investments	$(127)	$(157)	$(5,325)	$1,159
Affiliate investments	—	40	(1,628)	57
Control investments	—	44,399	—	44,566
Total net realized (loss) gain on investments, net of tax	(127)	40,818	(6,953)	42,318
Net unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	5,593	(1,118)	16,417	(4,899)
Affiliate investments	245	(1,265)	(1,012)	(240)
Control investments	2,152	(52,208)	11,075	(55,027)
Income tax (provision) benefit	(719)	(174)	(1,968)	(832)
Total net unrealized appreciation (depreciation) on investments, net of tax	7,271	(54,765)	24,512	(60,998)
Net realized and unrealized gains (losses) on investments	7,144	(13,947)	17,559	(18,680)
Realized losses on extinguishment of debt	(262)	—	(548)	—
Net increase in net assets from operations	$15,399	$(6,833)	$40,666	$2,609

Pre-tax net investment income per share - basic and diluted	$0.52	$0.44	$1.36	$1.29
Net investment income per share – basic and diluted	$0.45	$0.39	$1.27	$1.20
Net increase in net assets from operations – basic and diluted	$0.80	$(0.38)	$2.18	$0.15
Weighted average shares outstanding – basic	19,134,824	18,100,176	18,629,463	17,803,005
Weighted average shares outstanding – diluted	19,134,824	18,100,176	18,629,463	17,803,005